Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into this 29th day of September, 2020 (the “Effective Date”) by and between James Restivo, a citizen and resident of South Carolina (hereinafter “Executive”), and Benefitfocus, Inc., a Delaware corporation, together with its subsidiaries and affiliates, including, without limitation, Benefitfocus.com, Inc., a South Carolina corporation (collectively, the “Company”).

WHEREAS, Executive has been employed by the Company as its Chief Technology Officer; and

WHEREAS, in connection with his employment with the Company, Executive executed an Employment Agreement dated on or about December 1, 2015, (the “Employment Agreement”); and

WHEREAS, Executive’s employment will be terminated, effective as of December 31, 2020 (the “Termination Date”); and

WHEREAS, pursuant to the Employment Agreement, upon the separation of his employment under certain circumstances, Executive would receive certain severance benefits upon his execution of a general release in a form satisfactory to the Company; and

WHEREAS, the parties intend that this Agreement will set out the terms of Executive’s employment from the Effective Date through the Termination Date and the terms of Executive’s severance benefits, and provide for the general release of the Company by Executive notwithstanding anything to the contrary contemplated by the Employment Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Termination of Employment and Transition.

a.    Effective as of September 25, 2020, Executive will no longer serve as Chief Technology Officer of the Company. During the period from September 25, 2020 through the Termination Date (the “Transition Period”), Executive shall serve the Company as “Special Advisor to the CEO,” and Executive shall otherwise continue to receive his compensation and benefits as provided by the Employment Agreement. As Special Advisor to the CEO, Executive will be expected to perform duties as requested by the Company’s Chief Executive Officer, and in support of ensuring that Company’s continuity of business operations, goodwill and reputation is maintained through:

(i)     Communications regarding Executive’s separation;

(ii)     the operation of Company software and information systems, whether for internal use or client facing;

(iii)     the transition of customer, vendor and strategic partner relationships to the EVP, Product and Engineering or his designee; and

(iv)     The transition of leadership responsibilities to the EVP, Product and Engineering is completed in a professional and thorough manner.

Executive hereby acknowledges and agrees that this appointment during the Transition Period is by mutual consent of the parties, and shall not constitute “Good Reason” as defined by the Employment Agreement.

b.    Effective as of the Termination Date, Executive’s employment with the Company will be terminated. Except as expressly provided herein, as required by applicable law, or as may be vested under the Company’s plans, policies and arrangements, after the Termination Date, Executive will be entitled to no further compensation or employee benefits from the Company.

2.    Separation Benefits. If Executive signs this Agreement, and if, on the Termination Date, Executive signs and does not thereafter revoke the Release Agreement that is attached to this Agreement as Attachment A (the “Release”), the Company will provide Executive with the following payments and benefits (collectively the “Separation Benefits”):

a. Separation Pay. In consideration of Executive’s execution of this Agreement and the Release, the Company will pay Executive an amount equal to six (6) months of his regular base salary, minus applicable federal, state and local payroll taxes, and other withholdings required by law, paid out in accordance with the Company’s regular payroll schedule (the “Separation Pay”). The first installment of the Separation Pay will be paid in on the Company’s first regular pay day following the expiration of the Revocation Period described in Section 4 of the Release, and will include Separation Pay for the period from the Termination Date through the payroll date. The remaining installments will be paid over time in accordance with the Company’s normal payroll schedule for its employees.

b. Annual Bonus. Executive will be eligible to receive his 2020 annual bonus (STI and LTI). The 2020 Annual Bonus, if earned, will be paid in accordance with the Company’s plans, policies and practices in place for the award of incentive pay or vesting of PSUs to current Company employees. The 2020 Annual Bonus, if earned, will be paid, minus applicable federal, state and local payroll taxes, at the time 2020 incentive payments are paid to existing Company personnel. Any vesting of PSUs as part of the annual bonus shall be limited to those that would vest on the date that performance is certified and paid. For the avoidance of doubt, any PSUs from the 2020 Bonus Plan that did not convert to shares upon certification and that would vest in subsequent years shall be forfeit.

c. Benefits. If Executive properly and timely elects continuation coverage under COBRA following the Termination Date, the Company will continue to pay the employer-paid portion of his COBRA premiums (i.e. at the same percentage and terms as paid by the Company as of the Termination Date) for continuation coverage for Executive (and, if they were covered as of the Termination Date, for Executive’s spouse and any eligible dependents) during the period in which Executive is receiving Separation Pay; provided, however, the Company has the right to discontinue the payment of the premium and pay to the Executive a lump sum amount equal to the employer-paid portion of the current COBRA premium times the number of months remaining in the Separation Pay period if the Company determines that continued payment of the employer-paid portion of the COBRA premiums is discriminatory under Sections 105(h) and 9815(a)(1) of the Internal Revenue Code. To the extent such coverage is continued, the Executive shall pay Executive’s portion of any costs of continuation consistent with the Company’s past practices.

d. Equity. Effective as of the Termination Date, all equity awards granted to Executive by the Company (including, but not limited to, unvested options, shares of restricted stock, and any and restricted stock units) that are subject to time-based vesting (but not equity subject to unmet performance-based vesting) that would have vested in the twelve (12) month period following the Termination Date shall immediately vest and become exercisable.

3.    Release of Claims. In exchange for the Company’s agreement to provide Executive with the Separation Benefits described above, by signing this Agreement, Executive releases and forever discharges the Company, as well as its parent companies, affiliates, subsidiaries, divisions, officers, directors, stockholders, employees, agents, representatives, attorneys, lessors, lessees, licensors and licensees, and their respective successors, assigns, heirs, executors and administrators (collectively, the “Company Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which Executive ever had or now has, including but not limited to any claims arising out of or related to his employment with the Company and the termination thereof (except where and to the extent that such a release is expressly prohibited or made void by law). The release includes, without limitation, Executive’s release of the Company and the Company Parties from any claims for lost wages or benefits, stock options, restricted stock, restricted stock units, compensatory damages, punitive damages, attorneys’ fees and costs, equitable relief or any other form of damages or relief. In addition, this release is meant to release the Company and the Company Parties from all common law claims, including claims in contract or tort, including, without limitation, claims for breach of contract, wrongful or constructive discharge, intentional or negligent infliction of emotional distress, misrepresentation, tortious interference with contract or prospective economic advantage, invasion of privacy, defamation, negligence or breach of any covenant of good faith and fair dealing. Executive also specifically and forever releases the Company and the Company Parties (except where and to the extent that such a release is expressly prohibited or made void by law) from: all claims under South Carolina laws prohibiting discrimination, harassment and retaliation, including but not limited to the South Carolina Human Affairs Law and all similar state and local laws; all claims under laws governing the payment of wages or protection of workers seeking payment for work performed and any other federal, state or local statutory and/or common laws governing the payment of wages; and/or and all claims under federal law based on unlawful employment discrimination, harassment or retaliation, including, but not limited to, claims for violation of Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Genetic Information and Discrimination Act, and the Federal Age Discrimination In Employment Act (29 U.S.C. § 621 et. seq.)

Executive hereby acknowledges that this release applies both to known and unknown claims that may exist between Executive and the Company and the Company Parties. Executive expressly waives and relinquishes all rights and benefits which he may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date he executes this Agreement, and does so understanding and acknowledging the significance and consequences of such specific waiver. Provided, however, that nothing in this Agreement extinguishes any claims Executive may have against the Company for breach of this Agreement.

4.    No Admissions. Executive understands, acknowledges and agrees that the release set out above in Section 3 is a final compromise of potential claims, and is not an admission by the Company that any such claims exist or that the Company or the Company Parties are liable for any such claims. Unless prohibited by applicable law or regulation, Executive further agrees not to hereafter, directly or indirectly, sue, assist in or be a voluntary party to any litigation against Company or any one or more of the Company Parties for any claims relating to events occurring prior to or simultaneously with the execution of this Agreement.

Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission or a comparable state or federal fair employment practices agency; provided, however, that this Agreement fully and finally resolves all monetary matters between Executive and the Company and the Company Parties, and by signing this Agreement, Executive acknowledges that he is waiving any right to monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Executive or on Executive’s behalf, individually or collectively.

5.    Cooperation. By signing this Agreement, Executive promises and agrees, at all times during the Transition Period and after the Termination Date, to cooperate fully with the Company and its officers, directors, employees, agents and legal counsel in connection with any claim, complaint, charge, suit or action previously or hereafter asserted or filed by or against the Company or any of the Company Parties which relates to, arises out of or is connected directly or indirectly with (i) Executive’s employment with the Company, (ii) any other relationship or dealings between Executive and the Company or any of the Company Parties, or (iii) any other matter relating to the Company or any of the Company Parties. Executive’s cooperation with the Company shall continue throughout the pendency of any such claim, complaint, charge, suit or action. Further, Executive promises and agrees that, in the event he is subject to a valid and enforceable subpoena or court order which compels his testimony at a trial, hearing or deposition concerning his relationship with the Company or any other matter relating to the Company or any of the Company Parties, he will provide reasonable and prompt notice to the Company of this fact and cooperate fully with the Company prior to and during his testimony, to the maximum extent possible, consistent with his obligation to provide truthful testimony. Executive further agrees that, in the event he is named as a defendant in a legal proceeding resulting from, arising out of, or connected directly or indirectly with Executive’s employment with the Company, or any act, omission or conduct occurring during Executive’s employment with the Company, he will provide reasonable and prompt notice of this fact to the Company. The Company agrees to reimburse Executive for reasonable out-of-pocket expenses as reasonably required for such cooperation and consultation.

Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that he has made such reports or disclosures. The Company agrees that it will take no adverse action against Executive for truthful statements and testimony and that it will not seek to obtain any testimony or evidence that is not truthful and that it will not improperly seek to influence or modify any testimony of Executive.

6.    Return of Property. On or before the Termination Date, Executive shall return all property of the Company in his possession, including, without limitation, any Company credit cards, Company-owned equipment, and all originals and any copies of all disks, tapes, files, correspondence, data, notes and other documents pertaining to the Company’s proprietary products, customers and business and Confidential Business Information as defined in the Employment Agreement. Such property shall be in the same condition as when provided to Executive, reasonable wear and tear excepted.

7.    Confidentiality and Restrictive Covenants. Executive hereby acknowledges and agrees that his post-employment duties and obligations under the Employment Agreement will remain in full force and effect in accordance with such terms, and that a breach of the Employment Agreement will also constitute a breach of this present Agreement. The receipt of any severance payments or benefits pursuant to this Section will be subject to Associate not violating the covenants contained within Sections 7, 8, 9 and 10 of Associate’s Employment Agreement. In the event Associate breaches such covenants, Benefitfocus shall, in addition to all other legal and equitable remedies, have the right to terminate or suspend all continuing payments and benefits which Associate may otherwise be entitled without affecting the release or any other obligations under the release agreement.

8.    No Disparagement. Executive agrees that he will not falsely denigrate, defame, disparage or cast aspersions upon the Company, its management, products, services, business and manner of doing business, and that he will use his reasonable best efforts to prevent any member of his immediate family from engaging in any such activity.

9.    SECTION 409A.

a. The Parties hereby acknowledge and agree that all benefits or payments provided by the Company to Executive pursuant to this Agreement are intended either to be exempt from Section 409A of the Code, or to be in compliance with Section 409A, and the Agreement shall be interpreted to the greatest extent possible to be so exempt or in compliance. If there is an ambiguity in the language of the Agreement, or if Section 409A guidance indicates that a change to the Agreement is required or desirable to achieve exemption or compliance with Section 409A, Company and Executive agree to attempt to renegotiate in good faith to clarify the ambiguity or make such change.

b. If any severance or other payments that are required by the Agreement are to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A.

c. If any severance compensation or other benefit provided to Executive pursuant to this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A is considered to be paid on account of “separation from service” within the meaning of Section 409A, and Executive is a “specified employee” within the meaning of Section 409A, no payments of any of such severance or other benefit shall made for six (6) months plus one (1) day after the “separation from service” (the “New Payment Date”). The aggregate of any such payments that would have otherwise been paid during the period between the “separation from service” and the New Payment Date shall be paid to the Executive in a lump sum on the New Payment Date.

10.    Relief and Enforcement. Executive understands and agrees that, in addition to any other remedies that the Company (or the Company Parties) has at law or in equity, upon any breach of this Agreement by Executive, the Company may immediately cease providing any or all of the Separation Benefits and/or seek recovery of Separation Benefits that have been paid to him pursuant to Section 2, above. Executive also understands and agrees that if he violates the terms of Sections 5, 6, 7 or 8 of this Agreement, Executive will cause injury to the Company and/or one or more of the Company Parties) that will be difficult to quantify or repair, so that the Company (and/or the Company Parties) will have no adequate remedy at law. Accordingly, Executive agree that if he violates Sections 5, 6, 7 or 8 of this Agreement, the Company (or the Company Parties) will be entitled as a matter of right to obtain an injunction from a court of law, restraining Executive from any further violation of this Agreement. The right to an injunction is in addition to any other remedies that the Company (or the Company Parties) has at law or in equity.

11.    Assignment. This Agreement may not be assigned by Executive without the prior written consent of the Company. The Company shall have the right to assign this Agreement to its successors and assigns in connection with a change in control or business transaction requiring a general assignment, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. The term “Company” shall include any of the Company’s subsidiaries, subdivisions or affiliates.

12.    No Modifications; Governing Law; Entire Agreement. This Agreement cannot be changed or terminated orally, and no modification or waiver of any of the provisions of this Agreement is effective unless in writing and signed by all of the parties hereto. The parties agree that this Agreement is to be governed by and construed in accordance with the laws of the State of South Carolina. This Agreement, and the surviving provisions of the Employment Agreement, set forth the entire and fully integrated understanding between the parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out therein.

13.    Right to Revoke. ONCE SIGNED BY EXECUTIVE, THIS AGREEMENT IS REVOCABLE IN WRITING FOR A PERIOD OF SEVEN (7) DAYS (THE “REVOCATION

PERIOD”). IN ORDER TO REVOKE HIS ACCEPTANCE OF THIS AGREEMENT, EXECUTIVE MUST DELIVER WRITTEN NOTICE TO GENERAL COUNSEL, AND SUCH WRITTEN NOTICE MUST ACTUALLY BE RECEIVED WITH THE SEVEN (7) DAY REVOCATION PERIOD.

14.    Voluntary Execution. By signing below, Executive acknowledges that he has read this Agreement, that he understands its contents and that he has relied upon or had the opportunity to seek the legal advice of his attorney, who is the attorney of his own choosing.

EXECUTIVE HEREBY ACKNOWLEDGES THAT HE HAS BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT. EXECUTIVE ALSO ACKNOWLEDGES THAT HE IS HEREBY ADVISED BY THE COMPANY IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, each of the parties hereto acknowledges having read and understood the contents and effect of this Agreement and has executed this Agreement freely and with full authority duly given, all as of the date first above written.

THE COMPANY:

BENEFITFOCUS.COM, INC.

By:	/s/ Alpana Wegner
Name:	Alpana Wegner
Title:	Chief Financial Officer

EXECUTIVE:

/s/ James Restivo
James Restivo

(Signature Page to Separation and Release Agreement)

ATTACHMENT A

RELEASE AGREEMENT

This RELEASE AGREEMENT (the “Release”) is hereby made and entered into this 1st day of January, 2021, by and between James Restivo, a citizen and resident of South Carolina (hereinafter “Executive”) and Benefitfocus, Inc., a Delaware corporation, together with its subsidiaries and affiliates, including, without limitation, Benefitfocus.com, Inc., a South Carolina corporation (collectively, the “Company”).

1.    Release of Claims. In exchange for the Company’s providing Executive with the Separation Benefits as defined and described in Section 2 of the Separation and Release Agreement signed by Executive and the Company (hereinafter the “Agreement”), by signing this Release, Executive hereby releases and forever discharges the Company, as well as its parent companies, affiliates, subsidiaries, divisions, officers, directors, stockholders, employees, agents, representatives, attorneys, lessors, lessees, licensors and licensees, and their respective successors, assigns, heirs, executors and administrators (collectively, the “Company Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which Executive ever had or now has, including but not limited to any claims arising out of or related to his employment with the Company and the termination thereof (except where and to the extent that such a release is expressly prohibited or made void by law). The release includes, without limitation, Executive’s release of the Company and the Company Parties from any claims for lost wages or benefits, stock options, restricted stock, restricted stock units, compensatory damages, punitive damages, attorneys’ fees and costs, equitable relief or any other form of damages or relief. In addition, this release is meant to release the Company and the Company Parties from all common law claims, including claims in contract or tort, including, without limitation, claims for breach of contract, wrongful or constructive discharge, intentional or negligent infliction of emotional distress, misrepresentation, tortious interference with contract or prospective economic advantage, invasion of privacy, defamation, negligence or breach of any covenant of good faith and fair dealing. Executive also specifically and forever releases the Company and the Company Parties (except where and to the extent that such a release is expressly prohibited or made void by law) from: all claims under South Carolina laws prohibiting discrimination, harassment and retaliation, including but not limited to the South Carolina Human Affairs Law and all similar state and local laws; all claims under laws governing the payment of wages or protection of workers seeking payment for work performed and any other federal, state or local statutory and/or common laws governing the payment of wages; and/or and all claims under federal law based on unlawful employment discrimination, harassment or retaliation, including, but not limited to, claims for violation of Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Genetic Information and Discrimination Act, and the Federal Age Discrimination In Employment Act (29 U.S.C. § 621 et. seq.)

Executive hereby acknowledges that this release applies both to known and unknown claims that may exist between Executive and the Company and the Company Parties. Executive expressly waives and relinquishes all rights and benefits which he may have under any state or federal statute or common law principle that would otherwise limit the effect of this Release to claims known or suspected prior to the date he executes this Release, and does so understanding and acknowledging the significance and consequences of such specific waiver. Provided, however, that nothing in this Release extinguishes any claims Executive may have against the Company for breach of the Agreement.

2.    No Admissions. Executive understands, acknowledges and agrees that the release set out above in Section 1 is a final compromise of potential claims, and is not an admission by the Company that any such claims exist or that the Company or the Company Parties are liable for any such claims. Unless prohibited by applicable law or regulation, Executive further agrees not to hereafter, directly or indirectly, sue, assist in or be a voluntary party to any litigation against Company or any one or more of the Company Parties for any claims relating to events occurring prior to or simultaneously with the execution of this Release.

Notwithstanding the foregoing, nothing in this Release prohibits Executive from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission or a comparable state or federal fair employment practices agency; provided, however, that this Release fully and finally resolves all monetary matters between Executive and the Company and the Company Parties, and by signing this Release, Executive acknowledges that he is waiving any right to monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Executive or on Executive’s behalf, individually or collectively.

3.    No Modifications; Governing Law; Entire Agreement. This Release cannot be changed or terminated orally, and no modification or waiver of any of the provisions of this Release is effective unless in writing and signed by all of the parties hereto. The parties agree that this Release is to be governed by and construed in accordance with the laws of the State of South Carolina. This Release, the Agreement, and the surviving provisions of the Employment Agreement, set forth the entire and fully integrated understanding between the parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out therein.

4.    Right to Revoke. ONCE SIGNED BY EXECUTIVE, THIS RELEASE IS REVOCABLE IN WRITING FOR A PERIOD OF SEVEN (7) DAYS (THE “REVOCATION PERIOD”). IN ORDER TO REVOKE HIS ACCEPTANCE OF THIS RELEASE, EXECUTIVE MUST DELIVER WRITTEN NOTICE TO MASON R. HOLLAND, JR., EXECUTIVE CHAIRMAN OF THE BOARD, AND SUCH WRITTEN NOTICE MUST ACTUALLY BE RECEIVED WITH THE SEVEN (7) DAY REVOCATION PERIOD.

5.    Voluntary Execution. By signing below, Executive acknowledges that he has read this Release, that he understands its contents and that he has relied upon or had the opportunity to seek the legal advice of his attorney, who is the attorney of his own choosing.

EXECUTIVE HEREBY ACKNOWLEDGES THAT HE HAS BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO EXECUTE THIS RELEASE. EXECUTIVE ALSO ACKNOWLEDGES THAT HE IS HEREBY ADVISED BY THE COMPANY IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE.

IN WITNESS WHEREOF, Executive acknowledges he has read and understood the contents and effect of this Release, and has executed this Release freely and with full authority duly given, all as of the date first above written.

EXECUTIVE:

(SEAL)
James Restivo

(Signature Page to Release Agreement)